Exhibit 2

IRREVOCABLE UNDERTAKING

The undersigned,

1.                                      Gri-Cel, S.A., a company under the laws of Spain, having its registered office at Avenida de la Generalitat 152, 08174 Sant Cugat del Vallès, Barcelona, Spain,

here validly represented by Alfredo Arroyo Guerra, acting in his capacity of Chief Financial Officer,

hereinafter referred to as “Gri-Cel”;

and

2.                                      Grifols Worldwide Operations Ltd., a company under the laws of Ireland, having its registered office at Grange Castle Business Park, Grange Castle, Clondalkin, Dublin 22, Ireland,

here validly represented by Alfredo Arroyo Guerra, acting in his capacity of Chief Financial Officer,

hereinafter referred to as “Grifols” and, together with Gri-Cel, as the “Undersigned”;

1.                                      Ownership

The Undersigned represent and warrant as follows on the date of this irrevocable undertaking (hereinafter referred to as the “Undertaking”):

(a)                                 Gri-Cel owns 32,238,178 shares in TiGenix NV (hereinafter referred to as the “Shares”), a limited liability company (naamloze vennootschap / société anonyme) under the laws of Belgium, having its registered office at Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven) (hereinafter referred to as “TiGenix”);

(b)                                 Grifols owns 7,189,800 shares in TiGenix held in the form of American Depositary Shares (hereinafter referred to as the “American Depositary Shares”);

(c)                                  the Undersigned do not have an interest in any securities issued by TiGenix other than those respectively set out under (a) and (b) above;

(d)                                 the Undersigned have the capacity and authority to transfer the Shares and the American Depositary Shares (hereinafter referred to as the “Relevant Securities”) (i) free from any security, lien (including voorrecht / privilège), charge, pledge, option, equity, guarantee, usufruct, retention right, priority right, right of first refusal, pre-emption right, seizure, claim, attachment, transfer restriction or, in general, any third party rights and interests of any nature, as well as any power of attorney granted in view of creating such right or interest and any agreement, commitment, undertaking, obligation or other arrangement that has similar consequences, being, among others, limiting or prohibiting a transfer of the Relevant Securities and (ii) together with all rights and benefits now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid hereafter.

2.                                      Undertakings

2.1                               The Undersigned irrevocably undertake to tender the Relevant Securities to Takeda Pharmaceutical Company Limited (hereinafter jointly referred to as “Takeda”) in the context of a voluntary public takeover bid (vrijwilig openbaar overnamebod / offre publique d’acquisition volontaire) within the meaning of the Belgian Law of 1 April 2007 on public takeover bids (Wet op de openbare overnamebiedingen / Loi relative aux offres publiques d’acquisition) (hereinafter referred to as the “Offer”) that Takeda is considering launching with respect to the securities with voting rights or giving access to voting rights, issued by TiGenix, that are not yet owned by Takeda or its affiliates, under the terms and subject to the conditions thereof, provided that the bid price would not be below EUR 1.30 per Share.

2.2                               The Undersigned agree that they will fulfil the undertaking set out in Clause 2.1 above as soon as possible and in any event by no later than 3:00 pm on the fifth (5th) Business Day (i.e. a day, other than a Saturday, Sunday or public holiday, when banks are open for business in Belgium) after publication of the formal document containing the Offer (hereinafter referred to as the “Prospectus”).

2.3                               The Undersigned irrevocably undertake, in general, to provide reasonable support to Takeda in completing the Offer and to refrain from any actions that could adversely affect the success of the Offer (including, but not limited to, soliciting any third party to analyse, organise or otherwise initiate a potential public takeover bid, merger, or any other transaction that would relate to a transfer (in the broadest sense possible) of all or a significant part of the securities or assets of any members of the group of companies to which TiGenix pertains (hereinafter referred to as the “Target Group”), excluding the transfer of goods or provision or services in the Target Group’s ordinary course of business consistent with past practice).

2.4                               The undertakings set out in this Clause 2 are subject to, and will only enter into force upon, publication by Takeda of a press release to announce its intention to launch the Offer. As a result, prior to such publication, none of the Undersigned shall (i) be obliged to support the Offer or (ii) otherwise be deemed to be acting in concert with Takeda.

3.                                      Withdrawal Rights

For the avoidance of doubt, notwithstanding any provisions set out in the terms of the Prospectus or the right of withdrawal from accepting the Offer conferred by article 25 of the Belgian Royal Decree of 27 April 2007 on public takeover bids (Koninklijk besluit op de openbare overnamebiedingen / Arrête royal relatif aux offres publiques d’acquisition) (to the extent applicable), the Undersigned undertake that they will not withdraw their acceptance of the Offer in respect of the Relevant Securities and undertake that they will procure that no rights to withdraw any acceptance of the Offer in respect of the Relevant Securities are exercised during the period of the Offer.

4.                                      Dealings in Relevant Securities

The Undersigned undertake that they will not, prior to the Offer becoming unconditional in all respects, its withdrawal or lapsing (whichever is earlier) without the prior written consent of Takeda, in any manner, deal in any securities of TiGenix, including, without limitation:

(a)                                 sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of the Relevant Securities except pursuant to the Offer and this Undertaking, or accept any other offer in respect of all or any Relevant Securities, either in the context of a counter bid or otherwise;

(b)                                 purchase or otherwise acquire (or encourage any other person to so purchase or acquire) any other securities of TiGenix or rights to acquire or subscribe for securities of TiGenix (including any options or derivatives), other than in accordance with the terms of the Offer;

(c)                                  other than pursuant to the Offer and this Undertaking, enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(i)                                     to do all or any of the acts referred to in Clauses 4(a) and 4(b) (inclusive) above; or

(ii)                                  which would or might restrict or impede acceptance of, or be otherwise prejudicial to, the success of the Offer in respect of the Relevant Securities,

and for the avoidance of doubt, references in this Clause to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions, or which is to take effect upon or following withdrawal, closing or lapsing of the Offer, or upon or following this Undertaking ceasing to be binding, or upon or following any other event.

5.                                      General shareholders’ meeting of TiGenix

5.1                               Until such time as the Offer becomes unconditional in all respects or lapses or is withdrawn (whichever is earlier), the Undersigned will exercise or procure the exercise by proxy or in person of the votes attaching to the Relevant Securities in respect of any resolution proposed at any general shareholders’ meeting of TiGenix, or at any adjournment thereof (hereinafter referred to as a “Relevant Resolution”):

(a)                                 in favour of any such resolution the passing of which is necessary to fulfil any condition of the Offer;

(b)                                 against any such resolution whose passing is required in connection with any offer for TiGenix’ securities that is made by a person other than Takeda; and

(c)                                  against any such resolution which, if passed, might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer in any way.

5.2                               The Undersigned acknowledge and accept that any resolution to adjourn a general shareholders’ meeting of TiGenix whose agenda includes the consideration of a Relevant Resolution, and a resolution to amend a Relevant Resolution, is also a Relevant Resolution.

6.                                      Disclosure

6.1                               The Undersigned consent to the issue of a press release incorporating references to them and to this Undertaking. The Undersigned understand and accept that, if the Offer is made, this Undertaking will be made available for inspection during the period of the Offer and that particulars of it will be contained in the Prospectus.

6.2                               The Undersigned undertake to provide Takeda on its request with all such further information at their disposal in relation to their interests, and those of any person connected with them, in securities of TiGenix as Takeda may reasonably require in order to comply with the requirements of any legal or regulatory requirements for inclusion in the Prospectus (or any other document required in connection with the Offer), and they will immediately notify Takeda in writing of any material change in the accuracy or import of any information previously supplied to Takeda by them.

7.                                      Lapse of Undertaking

This Undertaking shall lapse and, without any prejudice to any existing breaches of the obligations of the Undersigned, shall cease to have any effect if:

(a)                                 Takeda has not published a press release to announce the intended Offer by 12 January 2018;

(b)                                 the Offer is not made (by the posting of the Prospectus) by 30 March 2018 or such later time or date as Takeda and TiGenix agree;

(c)                                  the Offer lapses or is withdrawn without becoming unconditional in all respects; or

(d)                                 upon completion of the Offer following tender of the Relevant Securities by the Undersigned.

8.                                      Confidentiality

The Undersigned understand that the information provided to them by Takeda in relation to the Offer must be kept confidential until the Prospectus is published or the information has otherwise become public. Before this time, they will not, on the basis of this information, enter into a transaction, place an order to trade, cancel or amend an order which has already been made or engage in any other activity or behaviour which would amount to market manipulation for the purposes Regulation (EU) no 596/2014 on market abuse (Verordening betreffende marktmisbruik / Reglement sur les abus de marché) (hereinafter referred to as “MAR”) nor attempt to engage in market manipulation, and they acknowledge and agree to comply with their respective obligations under applicable securities laws, including, but not limited to, obligations pursuant to MAR.

9.                                      Governing law and jurisdiction

9.1                               This Undertaking will be governed by and be interpreted in accordance with Belgian Law, with the exclusion of the rules of conflict of laws.

9.2                               Except as otherwise agreed in writing by the Undersigned and Takeda, the Courts of Brussels, Dutch section, Belgium, will have the exclusive competence over any disputes that may arise between the Undersigned and Takeda in relation to this Undertaking.

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Date: 5 January 2018

FOR GRI-CEL:

/s/ Alfredo Arroyo Guerra
Name:	Alfredo Arroyo Guerra
Title:	CFO

FOR ACCEPTANCE BY TAKEDA:

/s/ Misako Hirose
Name:	Misako Hirose
Capacity:	Director, Global Alliances
Global Business Development
Takeda Pharmaceutical Company Limited
(Authorised Signatory)

FOR GRIFOLS:

/s/ Alfredo Arroyo Guerra
Name:	Alfredo Arroyo Guerra
Title:	CFO